                                                                     Exhibit 2.1




                              PLAN OF INCORPORATION

                                 LABRANCHE & CO.















THIS PLAN OF INCORPORATION IS BEING MADE AVAILABLE ON A CONFIDENTIAL BASIS SOLELY FOR THE PURPOSES DESCRIBED HEREIN. BY ACCEPTING ACCESS TO THIS PLAN OF INCORPORATION, EACH RECIPIENT AGREES NOT TO COPY ALL OR ANY PORTION OF IT AND TO KEEP ITS CONTENTS CONFIDENTIAL.

                                TABLE OF CONTENTS

                  Introduction......................................................1

Section 1.        General Description of Proposed Transactions......................2

Section 2.        Description of Exchange Consideration.............................3

Section 3.        Equity Incentives and Compensation Arrangements...................4

Section 4.        Employment and Noncompetition Agreements..........................5

Section 5.        Certain Transfer Restrictions on Shares...........................5

Section 6.        Stockholders' Agreement...........................................7

Section 7.        Amendments to this Plan...........................................7

Section 8.        Tax Consequences..................................................8

Section 9.        Management of the Company.........................................9

Section 10.       Other.............................................................9

Section 11.       Documents That Exchanging Parties Are Being Asked to Sign........12

Section 12.       Copies of Documents and List of Contact Persons..................13



Schedule A        Allocation of Exchange Consideration

Exhibit A         Registration Statement on Form S-1

Exhibit B         Representations and Warranties of the
                  Participating Limited Partners

Exhibit C         Power of Attorney

                                  INTRODUCTION

GENERAL

                  This is the Plan of Incorporation, dated as of June 17, 1999 (this "PLAN"), of LaBranche & Co., a New York limited partnership ("LABRANCHE LP"), to facilitate, among other matters, an initial public offering (the "IPO") of the common stock ("COMMON STOCK") of LaBranche & Co Inc., a Delaware corporation (the "COMPANY"), which will own, directly or indirectly, substantially all of the equity interest in LaBranche LP upon consummation of this Plan. The Managing Committee (the "MANAGING COMMITTEE") of LaB Investing Co. L.L.C., a New York limited liability company and the General Partner of LaBranche LP ("INVESTING" or the "GENERAL PARTNER"), has unanimously approved this Plan and its submission to the limited partners of LaBranche LP (collectively, the "LIMITED PARTNERS") for their approval in accordance with the Amended and Restated Articles of Partnership of LaBranche LP, dated as of January 1, 1998, as amended (the "LABRANCHE PARTNERSHIP AGREEMENT"). If approved by the Limited Partners, this Plan shall constitute (a) an agreement among LaBranche LP, Investing, the Company and each of the Participating Limited Partners (as defined below) to implement this Plan and all the transactions and agreements related hereto and described herein and (b) effective upon consummation of the IPO, an amendment of those provisions of the LaBranche Partnership Agreement which are inconsistent with the provisions hereof.

CHOICES AVAILABLE TO LIMITED PARTNERS

                  In connection with this Plan, each Limited Partner (other than Mill Bridge, Inc. ("MILL BRIDGE") and Ernst & Company ("ERNST")) has been provided with a Limited Partner Election Form ("LIMITED PARTNER ELECTION FORM") pursuant to which such Limited Partner may elect to receive one of six optional packages of consideration (the package of consideration selected by such Limited Partner being referred to herein as the "EXCHANGE CONSIDERATION") in exchange for his, her or its entire interest in LaBranche LP pursuant to this Plan. By selecting one of the six optional packages of Exchange Consideration, a Limited Partner will thereby consent to and approve the terms and conditions of this Plan, including the provisions constituting an amendment of the LaBranche Partnership Agreement, and will become bound by all other aspects of this Plan that may be applicable to such Limited Partner (a "PARTICIPATING LIMITED PARTNER"). The current assumed value of the Exchange Consideration which is allocable to each such Limited Partner under this Plan is set forth on SCHEDULE A hereto.

                  Under the LaBranche Partnership Agreement, Limited Partners who formerly were members of Fowler, Rosenau & Geary, LLC (including, in particular, Hilary Geary Trust, John R. Redmond, Louis V. Henston, Robert N. Westerlund, The Jane Rosenau Trust A, The Jane Rosenau Trust B and James J. Boyle) (collectively, the "FRG MEMBERS") may not be required to withdraw from LaBranche LP for specified periods of time generally ranging from December 31, 2004 through November 30, 2007. Any FRG Member who presently cannot be required to withdraw as a Limited Partner of LaBranche LP may retain his, her or its current percentage interest in the profits of LaBranche LP by so indicating on the Limited Partner Election Form, and by executing and delivering the Limited Partner Election Form to LaBranche LP. LaBranche LP, subject to the approval of the New York Stock Exchange, may, at its discretion, return to any such FRG Member the amount then credited to such FRG Member's capital account.

                  Investing and Mill Bridge have entered into an agreement (the "MILL BRIDGE PURCHASE AGREEMENT"), pursuant to which, among other things, Investing has agreed to acquire the entire interest of Mill Bridge in LaBranche LP for an aggregate amount of $90 million upon consummation of the IPO. Of the amount to be paid to Mill Bridge, $74 million will be paid in cash upon consummation of the IPO and the remaining $16 million will be paid over three years in accordance with the Mill Bridge Purchase Agreement. In addition, LaBranche LP and Ernst have entered into an agreement (the "ERNST PURCHASE AGREEMENT"), pursuant to which, among other things, LaBranche LP has agreed to redeem the entire interest of Ernst in LaBranche LP for an aggregate amount of $28,176,000 to be paid in cash upon consummation of the IPO. In connection with these agreements, Mill Bridge and Ernst have each agreed to waive their respective rights to consent to this Plan under the LaBranche Partnership Agreement. The Company intends to obtain substantially all of the amounts payable to Mill Bridge and Ernst through a concurrent debt offering.

ACTION REQUIRED BY LIMITED PARTNERS

                  Each Participating Limited Partner must complete the Limited Partner Election Form and the Power of Attorney (the "POWER OF ATTORNEY") provided to such Participating Limited Partner. See Section 11 hereof for a description of the Power of Attorney that Participating Limited Partners must provide. Each FRG Member who intends to retain his, her or its current percentage interest in the profits of LaBranche LP should notify LaBranche LP of his, her or its intention by so indicating on the Limited Partner Election Form. If LaBranche LP does not receive a completed and executed Limited Partner Election Form and Power of Attorney from an FRG Member by 5:00 p.m. on June 14, 1999, such FRG Member will be deemed to have elected to retain his, her or its current percentage interest in the profits of LaBranche LP. With respect to any other Limited Partner, if LaBranche LP does not receive a completed and executed Limited Partner Election Form and Power of Attorney from such Limited Partner by 5:00 p.m. on June 14, 1999, such Limited Partner will be deemed to have elected Option 6 on the Limited Partner Election Form. Each Participating Limited Partner will become a party to this Plan.

                 1. GENERAL DESCRIPTION OF PROPOSED TRANSACTIONS

                  The incorporation of LaBranche LP will be accomplished by (1) the transfer by each member of Investing (the "EXCHANGING MEMBERS") of his or her entire membership interest in Investing to the Company in exchange for shares of Common Stock and (2) the transfer by each Participating Limited Partner of his, her or its entire partnership interest in LaBranche LP to the Company in exchange for Exchange Consideration consisting of (i) Common Stock,
(ii) subordinated debt of the Company ("SUBORDINATED DEBT"), (iii) cash or (iv) a combination of the foregoing, as provided in such Participating Limited Partner's completed and executed Limited Partner Election Form. The transactions described in the preceding sentence are referred to herein to as the "INCORPORATION TRANSACTIONS." Simultaneously with or immediately following the Incorporation

Transactions, the Company will consummate the IPO and the new debt financing and transfer funds to Investing and LaBranche LP in order for those entities to make payment to Mill Bridge and Ernst pursuant to the Mill Bridge Purchase Agreement and the Ernst Purchase Agreement, respectively. The transactions described in this paragraph are referred to herein collectively as the "PROPOSED TRANSACTIONS." The LaBranche Partnership Agreement will be deemed to have been amended effective upon consummation of the IPO. As described in Section 7 hereof , the General Partner will have the right under this Plan, subject to certain limitations, to vary the Proposed Transactions if it deems any such changes to be reasonably necessary or desirable in order to effectuate the purposes of this Plan.

                  The Company is a Delaware corporation organized to be the direct or indirect owner of 100% of the equity interest in LaBranche LP. The Company has not conducted any business operations prior to the date of this Plan.

                  A current draft of the Company's Registration Statement on Form S-1 for the IPO is attached hereto as EXHIBIT A.

                    2. DESCRIPTION OF EXCHANGE CONSIDERATION

                  Each Participating Limited Partner will receive, in exchange for his, her or its entire partnership interest in LaBranche LP, Common Stock, Subordinated Debt, cash or a combination of the foregoing, as specified by each Participating Limited Partner in his, her or its Limited Partner Election Form, provided that a Participating Limited Partner may elect to receive Subordinated Debt in a principal amount up to (but not exceeding) the amount of such Limited Partner's capital account with LaBranche LP immediately prior to the Incorporation Transactions, as determined in accordance with the LaBranche Partnership Agreement. The Company will only issue whole shares of Common Stock to a Participating Limited Partner. As a result, if a Participating Limited Partner elects to receive Common Stock in respect of his, her or its capital account with LaBranche LP, such Participating Limited Partner will receive cash in lieu of any fractional share interest in Common Stock.

                  Any Subordinated Debt of the Company or of LaBranche LP (i) would be issued pursuant to a Cash Subordinated Loan Agreement ("CSLA") substantially in the form required by the New York Stock Exchange, Inc. ("NYSE") for inclusion in LaBranche LP's net capital for regulatory purposes, (ii) would provide for quarterly payments of interest at an annual rate expected to approximate 8% and (iii) generally would mature one year from the date of issuance, subject to an automatic rollover provision for additional one-year terms unless the CSLA holder notifies LaBranche LP of his, her or its intention not to renew the term of the CSLA at least seven months prior to its scheduled maturity date. Subject to NYSE approval, consideration may be given to certain adjustments in the terms and conditions of the CSLA in order to address the concerns of certain Limited Partners relating to the tax treatment of the Incorporation Transactions.

                  A description of the Common Stock of the Company is contained in the Registration Statement attached hereto as EXHIBIT A.

                  Each Exchanging Member will receive solely Common Stock in exchange for his, her or its membership interest in Investing pursuant to an Exchange Agreement of even date herewith. The Participating Limited Partners and the Exchanging Members are referred to collectively as the "EXCHANGING PARTIES."

                  None of the Company's securities received by a Participating Limited Partner in the Incorporation Transactions will be sold in the IPO. In addition, the shares of Common Stock received by a Participating Limited Partner in connection with the Incorporation Transactions will be subject to certain "lock-up" restrictions which will prohibit the transfer of 50% of such shares of Common Stock for a period of one year after the IPO and the transfer of the remaining 50% of such shares of Common Stock for a period of two years after the IPO. Common Stock received by Exchanging Members in the Incorporation Transactions also will not be sold in the IPO and will be subject to certain transfer restrictions. Exchanging Parties electing to receive Common Stock will be deemed to have consented and agreed to the foregoing transfer restrictions, as applicable. See Section 5 for a more complete description of the lock-up and transfer restrictions provisions applicable to Participating Limited Partners and Exchanging Members.

                  The General Partner generally has the right, subject to certain limitations, to amend this Plan in any respect that it deems reasonably necessary or desirable in order to effectuate the purposes of this Plan. See
Section 7 for a discussion of those changes to this Plan that may give a Participating Limited Partner who or which has previously elected to participate in this Plan the right to withdraw its consent to this Plan or choose a different package of Exchange Consideration.

                                    * * * * *

                  The General Partner has the authority under this Plan not to offer securities of the Company to or exchange securities of the Company with any person or other entity if the General Partner determines, in its sole discretion, that the making of such offer or the consummation of such exchange could violate any applicable laws or regulations, including securities laws.

               3. EQUITY INCENTIVES AND COMPENSATION ARRANGEMENTS

                  Prior to the date of the closing of the IPO (the "IPO DATE"), the Company will adopt an equity incentive plan (the "EQUITY INCENTIVE PLAN") pursuant to which options, restricted stock, restricted stock units and other equity-based awards may be granted on a discretionary basis to employees and consultants of the Company and LaBranche LP. Prior to the IPO Date, the Company expects to grant stock options pursuant to the Equity Incentive Plan to the Exchanging Members who are employed by LaBranche LP (including as consultants) immediately following the IPO and to specialists in the employ of LaBranche LP who are not Exchanging Members (collectively, the "EMPLOYEE STOCKHOLDERS"). The options will have an exercise price per share equal to the IPO price. The Company also expects to grant restricted stock units in connection with the IPO to certain other employees. The options and restricted stock units will be subject to certain vesting requirements.

                  Prior to the IPO Date, the Company will adopt an annual incentive plan (the "ANNUAL INCENTIVE PLAN") pursuant to which certain employees of LaBranche LP, primarily the Employee Stockholders, will participate in an annual bonus pool established by the Company provided that certain designated performance goals are attained.

                  By executing and delivering the Limited Partner Election Form and Power of Attorney, each Participating Limited Partner thereby consents to and approves the terms and conditions of the Equity Incentive Plan and the Annual Incentive Plan.

                   4. EMPLOYMENT AND NONCOMPETITION AGREEMENTS

                  Each Exchanging Member who becomes an employee of the Company and/or LaBranche LP will enter into an employment agreement with the Company and/or LaBranche LP. The employment agreement will provide that such Exchanging Member will have such duties and responsibilities as the Company and/or LaBranche LP may from time to time determine and will devote his or her entire working time, skill and energies to the business and affairs of the Company and/or LaBranche LP. The employment agreements will require arbitration of disputes and will be terminable by either party at any time upon 90 days' advance notice or by the Company and/or LaBranche LP immediately upon the termination of the employment of such Exchanging Member for "cause" or due to "disability" (as such terms are defined in the employment agreements).

                  The Company expects that each Exchanging Member will also enter into an Agreement Regarding Noncompetition and Other Covenants (collectively, the "NONCOMPETITION AGREEMENTS") pursuant to which such Exchanging Member will be subject to certain restrictive employment covenants, including those relating to noncompetition and nonsolicitation. Each Noncompetition Agreement will provide that, in the event of certain breaches of the restrictive covenants, the Exchanging Member will be liable for liquidated damages. The liquidated damages obligations will be secured by a pledge of the Exchanging Member's shares of Common Stock pursuant to a separate pledge agreement. The liquidated damages and pledge arrangements will not be the sole or exclusive remedies available to the Company or LaBranche LP for breaches of the Noncompetition Agreements.

                   5. CERTAIN TRANSFER RESTRICTIONS ON SHARES

                  Exchanging Parties will be subject to the following significant restrictions on the Transfer (as hereinafter defined) of the Company's securities received by them pursuant to this Plan. The Exchanging Members and Employee Stockholders also will be parties to the Stockholders' Agreement described in Section 6 below, which will impose further restrictions on Transfers of the shares of Common Stock owned by each of them. Exchanging Parties electing to receive Common Stock will be deemed to have consented and agreed to the following transfer restrictions, as applicable.

                  For purposes of the restrictions described in this Plan (including the Exhibits hereto), the term "TRANSFER" generally includes any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition of securities of the Company, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives involving the Company's securities, including hedging transactions that would constitute a "constructive sale" within the meaning of Section 1259 of the Code (as defined below) of the Company's securities.

UNDERWRITERS' LOCK-UP AND FIRM-WIDE TRADING RESTRICTIONS

                  All shares of Common Stock which an Exchanging Party receives pursuant to this Plan will be subject to the underwriters' lock-up restrictions in connection with the IPO and, in the case of Employee Stockholders, to any trading restrictions applicable to Employee Stockholders.

GENERAL TRANSFER RESTRICTIONS

                  Subject to applicable securities laws, any securities that an Exchanging Party receives pursuant to this Plan (other than shares of Common Stock so designated by the Company prior to the IPO Date to accommodate particular situations such as those referred to under Section 10) may be Transferred only as follows (the "GENERAL TRANSFER RESTRICTIONS"):

                  (a)      Participating Limited Partners may Transfer:

                           - 50% of such shares at any time after the first anniversary of the IPO Date.

                           - all of such shares at any time after the second anniversary of the IPO Date.

                  (b)      Exchanging Members may Transfer:

                           - 33 1/3% of such shares at any time after the third anniversary of the IPO Date.

                           - an additional 33 1/3% of such shares at any time after the fourth anniversary of the IPO Date.

                           - all of such shares at any time after the fifth anniversary of the IPO Date.

                  The General Transfer Restrictions may be waived or terminated only by action of the Board of Directors of the Company (the "BOARD"). The General Transfer Restrictions as to an Exchanging Party will terminate upon the death of such Exchanging Party, although the underwriters' lock-up restrictions in the IPO will continue to apply. If the Stockholders' Agreement is terminated prior to the expiration or termination of the General Transfer Restrictions, the General Transfer Restrictions will continue to apply unless waived or terminated by action of the Board.

CUSTODY ARRANGEMENTS

                  All shares of Common Stock issued to an Exchanging Party must be held in a brokerage, custody or similar account maintained at a firm approved by the Board. The Company will be entitled to monitor all activity in each Exchanging Party account and to enforce applicable transfer and hedging restrictions and any General Transfer Restrictions applicable to Exchanging Parties as in effect from time to time. Any Common Stock held in such an account may be held of record by a custodian or nominee. The Company may require each Exchanging Party to execute a customary account agreement with the custodian or other firm, in such reasonable form as the Company and such Exchanging Party shall mutually determine (which may include customary provisions relating to indemnification of the custodian or other firm and an undertaking to arbitrate custody-related disputes).

                           6. STOCKHOLDERS' AGREEMENT

                  Each Exchanging Member and Employee Stockholder will be subject to some or all of the provisions of a Stockholders' Agreement, which will require, among other things, that all shares covered by the Stockholders' Agreement (the "RESTRICTED SHARES") be:

                  (i) held in a custody account until released for Transfer in accordance with the provisions of the Stockholders' Agreement and this Plan;

                  (ii) subject to certain transfer restrictions, including those described above under Section 5; and

                  (iii) voted in accordance with the determination by a majority of the Voting Executives (as defined therein).

                           7. AMENDMENTS TO THIS PLAN

                  If the General Partner determines in good faith that an amendment to this Plan is necessary or advisable, the General Partner, in its sole discretion, may amend this Plan in any respect prior to the consummation of this Plan, including an amendment of any Exhibits to this Plan; provided that an amendment shall not be binding upon a Participating Limited Partner if it would
(a) change this Plan to lengthen or otherwise change in a manner materially adverse to such Participating Limited Partner the transfer restrictions described herein, (b) change the relative share of aggregate Exchange Consideration (I.E., Common Stock, Subordinated Debt or cash) to be received by such Participating Limited Partner in a manner that is materially adverse to such Participating Limited Partner, or (c) amend the LaBranche Partnership Agreement in a manner that would require the further consent of such Participating Limited Partner without either (A) obtaining the consent of such Participating Limited Partner or (B) in the case of an FRG Member, offering such FRG Member the opportunity to withdraw his, her or its consent to this Plan; provided, further, that the General Partner shall give each FRG Member prior notice of any such amendment.

                  Following consummation of this Plan, the Board may waive or amend any aspect of this Plan that has not yet been completed or reflected in a separate agreement.

                               8. TAX CONSEQUENCES

TREATMENT OF EXCHANGING PARTIES

                  The transfer of membership and partnership interests in Investing and LaBranche LP by the Exchanging Parties to the Company for Common Stock, Subordinated Debt and/or cash should qualify as contributions to a controlled corporation under Section 351 of the United States Internal Revenue Code of 1986, as amended (the "CODE"). As a result, the following U.S. federal income tax consequences generally will apply to an Exchanging Party:

                  PARTICIPATING LIMITED PARTNERS WHO DO NOT ELECT TO RECEIVE SUBORDINATED DEBT. Except as discussed in the next sentence, no gain or loss will be recognized by a Participating Limited Partner who exchanges his, her or its interest in LaBranche LP solely for Common Stock, except to the extent cash is received in lieu of a fractional share interest in Common Stock. If a Participating Limited Partner elects to receive cash in exchange for all or a portion of such Participating Limited Partner's interest in LaBranche LP, or receives cash in lieu of a fractional share interest in Common Stock, such Participating Limited Partner generally will recognize gain to the extent of the lesser of the aggregate amount of cash received or the gain realized on the exchange (that is, the fair market value of the cash and Common Stock received less the Participating Limited Partner's adjusted tax basis in his, her or its interest in LaBranche LP). Such a Participating Limited Partner's adjusted tax basis in the Common Stock generally will be equal to the Participating Limited Partner's adjusted tax basis in the interest transferred (calculated without regard to the Participating Limited Partner's direct or indirect share of any liabilities of LaBranche LP), reduced by the amount of any cash received in the exchange and increased by any gain recognized in the exchange.

                  PARTICIPATING LIMITED PARTNERS WHO ELECT TO RECEIVE SUBORDINATED DEBT. Subordinated Debt received by a Participating Limited Partner may qualify for installment sale treatment under Section 453 of the Code. If a Participating Limited Partner elects to receive Common Stock, Subordinated Debt and cash, and does not elect out of installment sale treatment, his, her or its adjusted tax basis in the partnership interest relinquished (calculated without regard to the Participating Limited Partner's (direct or indirect) share of any liabilities of LaBranche LP) will be reduced by the amount of any cash received in the exchange and increased by any gain recognized in the exchange. Such adjusted tax basis will be allocated to the Common Stock received in an amount up to (but not exceeding) the fair market value of such Common Stock.

                  If the exchange is viewed as separate transfers by such Participating Limited Partner of his, her or its interest in the "hot assets" (I.E., inventory) of LaBranche LP (on the one hand) and the other assets of LaBranche LP (on the other), the receipt of cash in the exchange and/or the receipt of payments on, or proceeds from, the sale of Subordinated Debt, to the extent attributable to such hot assets, generally would not result in gain recognition, and a Participating Limited Partner's adjusted tax basis in such Common Stock received would be adjusted accordingly.

                  PARTICIPATING LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL (AS WELL AS STATE AND LOCAL) INCOME TAX CONSEQUENCES TO THEM OF THEIR PARTICULAR PACKAGE OF EXCHANGE CONSIDERATION.

                  EXCHANGING MEMBERS. No gain or loss will be recognized by an Exchanging Member who receives Common Stock of the Company in exchange for his or her membership interest in Investing. The Exchanging Member's tax basis in the Common Stock will be equal to his or her adjusted tax basis in the membership interest transferred (calculated without regard to the Exchanging Member's direct or indirect share of any liabilities of Investing).

                          9. MANAGEMENT OF THE COMPANY

                  The Amended and Restated Certificate of Incorporation of the Company will provide for a classified Board consisting of three classes. It is anticipated that at the IPO Date a majority of the Board will be drawn from the current members of the Managing Committee. Beginning in 2000, at each annual meeting of the stockholders, directors will be elected for three-year terms and shall hold office until their respective successors have been elected and qualified. A director may be removed only for cause and only by the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock entitled to vote in the election of directors.

                  The Company will enter into an indemnification agreement with each director of the Company and each officer of the Company who signs the registration statement for the IPO and the other registration statements to be filed by the Company, to indemnify them for actions taken in consummating the transactions contemplated by this Plan.

                                    10. OTHER

ARBITRATION

                  Without diminishing the finality and conclusive effect of any determination by the Managing Committee or by the Board of any matter under this Plan which is provided herein to be determined by the Managing Committee or by the Board, any dispute, controversy or claim arising out of or relating to or concerning the provisions of this Plan or any Exhibits to this Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the NYSE or, if the NYSE declines to arbitrate the matter, the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules of the AAA; provided however, that, in addition to the right to compel arbitration of any dispute or controversy, the Company, Investing or LaBranche LP may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in New York City, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of this Plan or to enforce an arbitration award. For the purposes of this provision, each participant in this Plan expressly consents to the jurisdiction of any such court in respect of any such action and waives to the fullest extent permitted by applicable law any objection to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in such court, agrees that proof shall not be required to establish that monetary damages for breach of the provisions of this Plan would be difficult to calculate and that remedies at law would be inadequate for any such breach and irrevocably appoints George M.L. LaBranche, IV as the participant's agent for service of process in connection with any such action or proceeding, who shall promptly notify such participant of the receipt of any such service of process.

DETERMINATIONS UNDER PLAN

                  Each party to this Plan agrees that the Managing Committee and, following the IPO Date, the Board shall have the right to make all determinations under this Plan and each Exhibit to this Plan.

LABRANCHE PARTNERSHIP AGREEMENT

                  If adopted, this Plan (including SCHEDULE A hereto) shall constitute, effective upon consummation of the IPO, an amendment to the LaBranche Partnership Agreement, and the provisions of this Plan, to the extent that they are inconsistent with the LaBranche Partnership Agreement, will control. The provisions of the LaBranche Partnership Agreement will continue to apply to all partners until the IPO Date. FRG Members who do not elect one of the six optional packages of Exchange Consideration described in the Limited Partner Election Form will not be subject to any amendment to the LaBranche Limited Partnership Agreement effected by this Plan to the extent that such FRG Member's interest in LaBranche LP is affected by such amendment. For all purposes hereof, a deceased Limited Partner of LaBranche LP (or the estate of a deceased Limited Partner of LaBranche LP) will continue to be treated as a Limited Partner of LaBranche LP under this Plan.

ABANDONMENT AND TERMINATION OF PLAN

                  This Plan may be abandoned at any time prior to the IPO by the Managing Committee. If the IPO has not been consummated by December 31, 1999, unless re-approved, this Plan will be automatically abandoned and will be of no further force and effect.

RELEASE

                  Each Participating Limited Partner will, by virtue of such participation, irrevocably release the Company, Investing, LaBranche LP, each and every affiliate, stockholder, subsidiary, partner, officer, member, director and employee of the Company, Investing and LaBranche LP in their capacities as such and each other participant in this Plan ("RELEASEES") from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which any such participant may have or assert, in respect of any interest in LaBranche LP or Investing or arising out of any partnership or employment relationship with LaBranche LP or Investing that such participant or such participant's heirs, successors or assigns had with any such Releasee on or prior to the IPO Date; provided that this release shall not extend to (i) indebtedness owing to a participant in this Plan by any Releasee, (ii) representations or warranties made or agreements entered into by a Releasee in connection with this Plan, and
(iii) any conduct that resulted from Releasee's bad faith, fraud or criminal act or omission.

REPRESENTATIONS AND WARRANTIES

                  Each Participating Limited Partner will, by executing and delivering a Limited Partner Election Form and Power of Attorney, be deemed to make the representations and warranties set forth on EXHIBIT B attached hereto.

RIGHT OF GENERAL PARTNER OR THE COMPANY
TO MAKE SPECIAL ARRANGEMENTS

                  The transactions included in this Plan have been structured in a manner that is expected not to result in a significantly disproportionate tax or other burden to any Exchanging Party in any jurisdiction. If it develops that the consummation of this Plan would, in fact, have (or had) such an impact, the Managing Committee and the Board will have the right, but not the obligation, at any time either before or after the IPO Date to make special arrangements with any Exchanging Party or such Exchanging Party's estate or legal representative (including special payments) to ameliorate, in whole or in part, such adverse impact. Each party to this Plan recognizes, acknowledges and agrees that this paragraph shall not create any right on the part of such party to any such special arrangement or accommodation.

                  Each party to this Plan hereby waives, and each future stockholder of the Company will be deemed to have waived, any right to object to a decision by the Managing Committee or the Board to make such special arrangements.

BENEFIT

                  Nothing in this Plan, express or implied, is intended or shall be construed to confer upon or give to any person or other entity other than LaBranche LP, Investing, the Company and, to the extent expressly provided herein, the Exchanging Parties and any other person participating in this Plan any remedy or claim under or by reason of this Plan or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties mentioned above in this paragraph; except that the provision set forth above in this Section 10 under "Release" shall be enforceable by the Releasees mentioned therein.

HEADINGS

                  The headings of the Sections and paragraphs of this Plan are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Plan or the intent of any Section or paragraph.

NOTICES

                  Except for those notices specifically permitted to be given to George M.L. LaBranche, IV, as agent or attorney-in-fact for the participants in this Plan, any notices, demands, requests and other communications required or permitted to be given to an Exchanging Party or other participant in this Plan shall be deemed duly given if communicated directly to such party or if sent to the address of such party as set forth on the records of LaBranche LP, Investing or the Company.

ENTIRE AGREEMENT

                  This Plan, including the Exhibits hereto, supersedes all prior negotiations among such parties hereto and thereto with respect to such subject matter. Each Participating Limited Partner consenting to this Plan or other person who accepts this Plan expressly agrees that none of LaBranche LP, Investing or the Company has made representations, warranties, promises or inducements in connection with this Plan other than as provided herein.

GOVERNING LAW

                  THIS PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THE MANAGING COMMITTEE IS EXPRESSLY AUTHORIZED TO MAKE ANY CHANGES TO THIS GOVERNING LAW PROVISION AND THE GOVERNING LAW PROVISIONS OF ANY EXHIBIT AS IT SHALL DEEM NECESSARY OR DESIRABLE PRIOR TO THE IPO DATE.

THE COMPANY TO BE BOUND BY PLAN

                  By executing a copy of this Plan, each of the Company, LaBranche LP and Investing agrees to be bound by all of the provisions of this Plan (and related documents and agreements) applicable to it. It is further agreed as part of this Plan that each of the Company, LaBranche LP and Investing shall have the benefit of and shall be entitled to enforce all of its rights under this Plan (and related documents and agreements) applicable to it.

         11. DOCUMENTS EXCHANGING PARTIES ARE BEING ASKED TO SIGN

POWER OF ATTORNEY

                  Each Participating Limited Partner must complete, execute and deliver a Limited Partner Election Form, and each Exchanging Party must complete, execute and deliver a Power of Attorney in substantially the form attached hereto as EXHIBIT C, authorizing designated officers of LaBranche LP and/or the Company to take any and all actions on such Exchanging Party's behalf to implement this Plan and related arrangements and execute other documents on behalf of such Exchanging Party.

AGREEMENT TO ASSIST IN CONSUMMATING TRANSACTIONS

                  In addition to signing the Limited Partner Election Form and the Power of Attorney, each Participating Limited Partner agrees to execute and deliver, or cause to be executed and delivered, or to obtain and provide such additional information, documents, instruments and agreements as the Managing Committee or the Board may reasonably request in order to implement this Plan. Among other things, the Managing Committee or the Board may require additional information and documentation in connection with interests and securities held in trust or by related entities and in connection with transfers having a relationship to community property jurisdictions.

                   12. COPIES OF DOCUMENTS AND CONTACT PERSONS

                  Additional copies of this Plan (including all Exhibits hereto) will be made available for inspection by Limited Partners of LaBranche LP and members of Investing at the following times:

         - Weekdays from 9:00 a.m. (local time) until 5:00 p.m. (local time);
         -        Weekends from noon (local time) until 5:00 p.m. (local time);
                  and
         -        By any other prior arrangement, at the following location:

                                 LaBranche & Co.
                               One Exchange Plaza
                            New York, New York 10006

                  THE SECURITIES TO BE DISTRIBUTED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PLAN OR ANY OTHER DOCUMENT IN CONNECTION HEREWITH OR RECOMMENDED THE APPROVAL OF THIS PLAN OR THE ACQUISITION OF ANY SUCH SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  IN MAKING A DECISION TO PARTICIPATE IN THIS PLAN AND ACQUIRE THESE SECURITIES, LIMITED PARTNERS AND MEMBERS MUST RELY ON THEIR OWN EXAMINATION OF LaBRANCHE LP AND THE COMPANY.


                                      * * *

                                 ACKNOWLEDGMENT

                  By executing this Plan, the undersigned and each Participating Limited Partner who has signed a Limited Partner Election Form selecting one of the six Exchange Consideration options agree that this Plan shall constitute an agreement among LaBranche LP, Investing, as General Partner of LaBranche LP, Investing, the Company and the other participants herein and, as provided above, effective upon consummation of the IPO, an amendment to the LaBranche Partnership Agreement.


                               LaBRANCHE & CO.

                               By:      LaB Investing Co. L.L.C.

                                        By: /s/ George M. L. LaBranche
                                            ----------------------------
                                                Name:
                                                Title:

                               LaB INVESTING CO. L.L.C

                               By:  /s/ George M. L. LaBranche
                                  --------------------------------------
                                        Name:
                                        Title:

                               LaBRANCHE & CO INC.

                               By:  /s/ George M. L. LaBranche
                                  --------------------------------------
                                        Name:
                                        Title: